The Lazard Funds, Inc.



Sub-Item 77C (Results of a Special Meeting of Shareholders)
A special meeting of shareholders was held on August 11, 2005, to vote on the following proposals. The proposals received the required number of votes of shareholders and were adopted.
Proposal 1: To approve a new Investment Management Agreement between the Fund and the Investment Manager.

Portfolio	Voted For             	Voted Against   Abstentions
Equity		        7,384,136.066	0		0
U.S. Strategic
Equity		        97,089.840	0		0
Mid Cap		        7,131,610.000	375,482.000	2,460.000
Small Cap		12,743,156.124	8,194.123	12,624.000
International Equity	56,744,043.608	36,169.000	39,238.000
International Equity
Select		        1,345,771.000	606.000	0
International Small Cap	19,435,406.958	29,612.715	46,214.858
Emerging Markets	31,756,286.778	45,256.000	36,305.000
High Yield		9,443,872.619	0		0

Proposal 2: On the election to the Board of Directors of Charles Carroll and Robert M. Solmson.

Nominees:               Votes For   	Withheld Authority
Charles Carroll		140,424,099.977	113,899.123
Robert M. Solmson	140,423,005.845	114,993.225